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                                                                    EXHIBIT 6







                                PLACING AGREEMENT

                              relating to shares of

                         OLD MUTUAL EQUITY GROWTH ASSETS
                                SOUTH AFRICA FUND

                          dated as of October 27, 1995


                                      among


                      OLD MUTUAL SOUTH AFRICA EQUITY TRUST

                         OLD MUTUAL EQUITY GROWTH ASSETS
                                SOUTH AFRICA FUND

                            SOUTH AFRICAN MUTUAL LIFE
                                ASSURANCE SOCIETY

                   OLD MUTUAL ASSET MANAGERS (BERMUDA) LIMITED

                   OLD MUTUAL FUND HOLDINGS (BERMUDA) LIMITED

                                       and

                             S.G. WARBURG & CO. INC.

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         THIS AGREEMENT is made as of October 27, 1995 by and among OLD MUTUAL
SOUTH AFRICA EQUITY TRUST, a Massachusetts trust organized as an open-end investment company (the "MASTER TRUST"), OLD MUTUAL EQUITY GROWTH ASSETS SOUTH AFRICA FUND, a Massachusetts business trust organized as an open-end investment company (the "OMEGA FUND"), SOUTH AFRICAN MUTUAL LIFE ASSURANCE SOCIETY, (incorporated in terms of the South Africa Mutual Life Assurance (Private) Act, 1966 and registered in South Africa as a long-term insurer in terms of the Insurance Act, 1943) ("OLD MUTUAL"), OLD MUTUAL ASSET MANAGERS (BERMUDA) LIMITED, a company incorporated under the laws of Bermuda ("OMAM"), OLD MUTUAL FUND HOLDINGS (BERMUDA) LIMITED, a company incorporated under the laws of Bermuda ("OLD MUTUAL BERMUDA"), and S.G. WARBURG & CO. INC., a company incorporated under the laws of the State of New York ("S.G. WARBURG").

         WHEREAS, OMAM and Old Mutual Bermuda are, respectively, direct and indirect wholly owned subsidiaries of Old Mutual;

         WHEREAS, OMAM will be the investment adviser to the Master Trust and to Old Mutual Global Assets Fund Limited (the "GLOBAL FUND"), an open-end investment company incorporated under the laws of Bermuda which will be a wholly owned subsidiary of Old Mutual Bermuda;

         WHEREAS, the Master Trust has agreed to acquire a portfolio of South African securities from Old Mutual in exchange for Old Mutual Bermuda acquiring substantially all of the beneficial interest in the Master Trust;

         WHEREAS, the OMEGA Fund will seek to achieve its investment objective by investing all of its investable assets in the Master Trust;

         WHEREAS, the Old Mutual South Africa Growth Assets Fund Limited, a company organized under the laws of Bermuda (the "SAGA FUND"), will seek to achieve its investment objective by investing all of its investable assets in the Master Trust;

         WHEREAS, by resolution of the board of trustees of the OMEGA Fund passed on October 23, 1995 it was resolved to offer up to 10,000,000 shares of beneficial interest in the OMEGA Fund at a price of $100 per share pursuant to the Initial Offering on and subject to the terms and conditions set forth herein and in the Private Placement Memorandum;

         WHEREAS, SBC Warburg, pursuant to a Placement Agreement dated the date hereof made with the SAGA Fund and others (the "NON-US PLACEMENT AGREEMENT") has agreed, as agent of the SAGA Fund, to use its reasonable endeavors to offer and sell shares of the SAGA Fund outside the United States; and

         WHEREAS, the OMEGA Fund wishes to engage S.G. Warburg as its agent for the purpose of soliciting offers to purchase Shares pursuant to the Initial Offering and S.G.


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Warburg, on the terms, subject to the conditions and in reliance on the representations, warranties, covenants and agreements of the other parties hereto contained herein, wishes to accept such engagement:

         NOW IT IS HEREBY AGREED as follows:

1. DEFINITIONS. In this Agreement the following words and expressions shall have the following meanings:

         "AFFILIATE" means, in relation to any person, any entity that controls, is controlled by, or is under common control with such person within the meaning of Rule 405 under the Securities Act and Rule 12b-2 under the Exchange Act

         "BUSINESS DAY" means any day which is not a day on which banking institutions in London or New York are generally obligated or authorized by law or executive order to close

         "COMMISSION" means the Securities and Exchange Commission

         "ENGAGEMENT LETTER" means two letters dated September 1, 1995 from SBC Warburg to Old Mutual relating to, inter alia, the Initial Offering

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended

         "FUND AGREEMENTS" means each of the agreements listed in Schedule I hereto

         "INITIAL CLOSING DATE" means November 10, 1995, or such earlier or later Business Day (not being later than December 10, 1995) as S.G. Warburg may in agreement with the OMEGA Fund and Old Mutual determine on which the closing of the Initial Offering is to occur

         "INITIAL OFFERING" means the offer and sale to investors that are institutional "accredited investors" as defined in Regulation D under the Securities Act of up to 10,000,000 Shares at the Offering Price and otherwise on the terms and conditions set forth in this Agreement and the Issue Documents

         "INITIAL OFFERING TERMINATION DATE" means November 7, 1995, or such earlier or later Business Day (not being later than December 10, 1995) as may be agreed by S.G. Warburg, the OMEGA Fund and Old Mutual, after which no further subscriptions for Shares pursuant to the Initial Offering will be accepted

         "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended

         "ISSUE DOCUMENTS" means the Private Placement Memorandum and the Subscription Agreement

         "LIBOR" means the offered rate in the London Interbank Market quoted at or about 11.00 a.m. (London time) on the Initial Closing Date for overnight US dollar deposits on the page "LIBOR" of the Reuters Monitor Money Rates Services or, if more than one rate is offered, the arithmetic mean thereof

         "MAJORITY OF OUTSTANDING VOTING SECURITIES" has the meaning assigned thereto in the Investment Company Act

         "MASTER TRUST 12B-1 PLAN" means the placement plan adopted by the Master Trust pursuant to Rule 12b-1 under the Investment Company Act

         "NON-US PLACEMENT MEMORANDUM" means the placement memorandum dated October 27, 1995 prepared by the SAGA Fund in connection with the offer and sale of the shares of the SAGA Fund

         "OFFERING PRICE" means the sum of $100 per Share

         "OMEGA FUND 12B-1 PLAN" means the placement plan adopted by the OMEGA Fund pursuant to Rule 12b-1 under the Investment Company Act

         "PORTFOLIO" means the portfolio of South African securities to be transferred from Old Mutual to the Master Trust as described in the Private Placement Memorandum

         "PORTFOLIO TRANSFER DATE" means the date on which the Portfolio is to be transferred from Old Mutual to the Master Trust pursuant to the Portfolio Transfer and Subscription Agreement

         "PORTFOLIO TRANSFER AND SUBSCRIPTION AGREEMENT" means the agreement dated October 23, 1995 by and among Old Mutual, Old Mutual Bermuda, the Master Trust, the OMEGA Fund, the SAGA Fund, the Global Fund and OMAM relating to the transfer of the Portfolio to the Master Trust

         "PRIVATE PLACEMENT MEMORANDUM" means the private placement memorandum dated September 15, 1995 prepared by the OMEGA Fund in connection with the offer and sale of the Shares and provided to S.G. Warburg, as the same may be amended and supplemented from time to time up to and including the Initial Closing Date

         "PRIVATE PLACEMENT PROCEDURES" means the memorandum dated September 11, 1995 entitled "Placement Procedures for U.S. Private Institutional Offering" prepared by Bingham, Dana & Gould and furnished to S.G. Warburg

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

         "QUALIFYING SHARES" means Shares that are (i) sold in the Initial Offering or, if they are sold to "Category C Clients" as referred to in the Engagement Letter, in the Second Offering and (ii) continuously outstanding during the period ending on the third anniversary of the Initial Closing Date

         "REGULATION S" means Regulation S under the Securities Act

         "REGISTRATION STATEMENTS" means the registration statements to be filed by the OMEGA Fund and the Master Trust under the Investment Company Act

         "RULES AND REGULATIONS" means the rules and regulations of the Commission as then in effect

         "SECOND OFFERING" means the offer for up to six months after the Initial Closing Date of any remaining Shares at a price equal to their net asset value plus a sales charge

         "SECURITIES ACT" means the Securities Act of 1933, as amended

         "SHARES" means shares of beneficial interest of the OMEGA Fund

         "SUBSCRIBER" means a person who agrees, on the terms and subject to the conditions set out or referred to in a Subscription Agreement, to purchase Shares pursuant to the Initial Offering

         "SUBSCRIPTION AGREEMENT" means an agreement, in the form of Exhibit 1 hereto, on the terms and subject to the conditions of which Subscribers may subscribe for Shares pursuant to the Initial Offering

         "TRUSTEES" means the trustees of the OMEGA Fund

         "US DOLLARS" and "$" means the lawful currency of the United States of America

         "WARRANTORS" means each of the Master Trust, the OMEGA Fund, Old Mutual, OMAM and Old Mutual Bermuda

2. REPRESENTATIONS AND WARRANTIES. Each Warrantor, severally and not jointly, represents and warrants to and agrees with S.G. Warburg, for the benefit of S.G. Warburg and each agent appointed pursuant to Section 3(b) hereof, as set forth in Annex A hereto. Each of the representations, warranties and agreements made in such Annex A shall be deemed made on and as of the date hereof and on and as of the Initial Closing Date with the same effect as if made on and as of such date.

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3.       APPOINTMENT OF AGENT.

         (a) The OMEGA Fund, pursuant to the OMEGA Fund 12b-1 Plan, hereby irrevocably appoints S.G. Warburg to act as the exclusive agent of the OMEGA Fund for the purpose of soliciting offers to purchase Shares pursuant to the Initial Offering, and S.G. Warburg hereby accepts such appointment.

         (b) Without prejudice to the generality of subsection (a) above, the OMEGA Fund hereby authorizes S.G. Warburg to appoint, on behalf of the OMEGA Fund, with the prior approval in each case of the OMEGA Fund and Old Mutual, one or more agents (each, an "AUTHORIZED AGENT") for the purpose of soliciting offers to purchase Shares pursuant to the Initial Offering, which shall be the agents of the OMEGA Fund and not of S.G. Warburg. Such appointments shall be on such terms as the OMEGA Fund and Old Mutual shall approve, such approvals not to be unreasonably delayed or withheld. S.G. Warburg shall have no liability whatsoever for the acts or omissions of any Authorized Agent, or for the negligence, fraud or default of any such agent, unless such agent is an Affiliate of S.G. Warburg.

         (c) On the terms, subject to the conditions and in reliance on the representations, warranties, covenants and agreements of the other parties hereto set forth herein, S.G. Warburg hereby undertakes, as agent for the OMEGA Fund, to use its best efforts to solicit offers to purchase Shares on the terms and subject to the conditions set forth in this Agreement and the Issue Documents. S.G. Warburg S.G. Warburg shall have no liability to the OMEGA Fund or any other party hereto in the event any such purchase is not consummated for any reason.

         (d) Nothing in this Agreement shall oblige S.G. Warburg to purchase any Shares pursuant to the Initial Offering or otherwise or impose an absolute obligation on S.G. Warburg or any Authorized Agent to procure Subscribers therefor pursuant to the Initial Offering or otherwise.

         (e) If it should appear reasonably likely that the aggregate amount of all subscriptions for Shares in the Initial Offering plus all subscriptions for shares of the SAGA Fund in the Initial Offering (as defined in the Non-US Placement Agreement) will be less than $1,000,000,000, the parties hereto will, as soon as practicable after the execution of this Agreement, negotiate in good faith with each other and with Fleming Martin and Rand International with a view to entering into a separate agreement relating to the Second Offering as soon as practicable. Such negotiations will be with a view to S.G. Warburg, Fleming Martin and Rand International acting as agents for the purpose of soliciting offers to purchase Shares pursuant to the Second Offering and the Second Offering being made on substantially the terms and conditions described or referred to in the Private Placement Memorandum and in the Engagement Letter.

4. OFFERING BY AGENT; OTHER WARRANTIES. S.G. Warburg represents and warrants to and agrees with the OMEGA Fund, the Master Trust and Old Mutual that:

         (i) it has duly authorized and executed this Agreement and, assuming its due authorization and execution by each other party hereto, this Agreement constitutes the legal, valid, binding and enforceable obligation of S.G. Warburg, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity;

         (ii) it is duly registered as a broker-dealer under the Exchange Act and is in compliance with all applicable registration and reporting requirements thereunder, to the extent material to its obligations under this Agreement as agent for the solicitation of offers to purchase Shares in the Initial Offering;

         (iii) it has not taken and will not take any action or actions that, without more, would cause the offering of the Shares pursuant to the Initial Offering to be subject to registration under the Securities Act;

         (iv) it has not offered and will not offer the Shares in the Initial Offering in contravention of any applicable state securities laws;

         (v) it has not offered and will not offer the Shares in the Initial Offering in contravention of the restrictions set forth in the sections captioned "OFFERING OF SHARES - Initial Offering" and "GENERAL INFORMATION - Transfers of Shares" in the Private Placement Memorandum; and

         (vi) it has not taken and will not take any action or actions in connection with the offering of the Shares in the Initial Offering that contravene, in any material respect, the Private Placement Procedures.

5.       FEES AND EXPENSES.

         (a) For the services rendered by S.G. Warburg under this Agreement:

                 (i) the Master Trust shall pay to or to the order of S.G. Warburg a placement fee equal to 0.25 per cent of an amount determined by multiplying (x) the total number of Shares sold in the Initial Offering by (y) the Offering Price; and

                 (ii) OMAM shall pay to or to the order of S.G. Warburg an amount equal to the out-of-pocket expenses (including but not limited to legal and accounting fees and disbursements in any jurisdiction) reasonably incurred by S.G. Warburg in connection with the Initial Offering.

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

The amount payable pursuant to clause (i) above shall become due and payable to or to the order of S.G. Warburg by the Master Trust at 3:00 p.m., New York time, on the Initial Closing Date. The amount payable pursuant to clause (ii) above shall be payable to or to the order of S.G. Warburg by OMAM on demand, and OMAM shall thereafter be reimbursed for such payment by the OMEGA Fund in accordance with the OMEGA Fund 12b-1 Plan.

         (b) Subject to Section 10 of this Agreement and to the OMEGA Fund 12b-1 Plan and the Master Trust 12b-1 Plan, respectively, each of the OMEGA Fund and the Master Trust hereby agrees with S.G. Warburg that it shall be liable for, and shall promptly pay, all its organizational and offering expenses, including without limitation, all accounting and legal expenses in any jurisdiction and public relations consultants', design consultants' and other professional fees, the costs of printing, advertising and circulating the Issue Documents and any related documents, and all costs of marketing the Initial Offering (including, without limitation, roadshows).

         (c) All sums payable to S.G. Warburg under this Section 5 or otherwise under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the party required to make such payment shall pay to S.G. Warburg such additional amount as shall be required to ensure that the net amount retained by S.G. Warburg is equal to the full amount that would have been received had no such deduction or withholding been made, and the same shall apply with respect to all sums paid to the order of S.G. Warburg under this Agreement.

         (d) OMAM shall, on the third anniversary of the Initial Closing Date, pay or procure the payment to SBC Warburg, for providing or procuring the provision of ongoing services for holders of Shares, a servicing fee in respect of all Qualifying Shares in an amount equal to 0.125 per cent per annum of the proportion of the Master Trust's daily net assets represented by the Qualifying Shares during the period ending on such third anniversary.

         (e) Each of OMAM and Old Mutual agrees with S.G. Warburg that it shall at its own expense take such steps as may be necessary and as shall be reasonably satisfactory to S.G. Warburg in order to ensure that Qualifying Shares are at all times capable of being identified for the purpose of determining the amount of the servicing fee payable to SBC Warburg pursuant to subsection (d) above and each of the OMEGA Fund and the Master Trust agrees to facilitate the taking of such steps by OMAM and Old Mutual to the extent practicable. For the purpose of determining such servicing fee if a holder of both Shares which are eligible to become Qualifying Shares ("Eligible Shares") and other Shares redeems any Shares he shall be deemed not to have redeemed any Eligible Shares until all such other Shares have been redeemed by him. Any dispute or difference as to such servicing fee shall be referred to the auditors of the Master Trust for the time being who shall be deemed to be acting as experts and not as arbitrators and whose certificate as to such servicing fee shall be final and binding on the parties. The fees of such auditors shall be borne by Old Mutual and S.G. Warburg equally and such parties shall undertake liability to such auditors for the payment of their fees.

         (f) OMAM shall provide or cause to be provided to the boards of trustees of the Master Trust and the OMEGA Fund, respectively, such written reports regarding the amount and purpose of any expenditures made pursuant to the Master Trust 12b-1 Plan and the OMEGA Fund 12b-1 Plan, respectively, as may be required by Rule 12b-1(b)(3)(ii) under the Investment Company Act.

6.       UNDERTAKINGS.

                 (a) The OMEGA Fund agrees (i) to make no amendment or supplement to the Private Placement Memorandum (other than as described in clause (ii) below) without the prior written consent of S.G. Warburg, which consent shall not be unreasonably withheld or delayed, (ii) if , prior to the Initial Closing Date, any event shall have occurred as a result of which the Private Placement Memorandum would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it should be necessary to amend or supplement the Private Placement Memorandum to comply with applicable law, to prepare an amended Private Placement Memorandum or supplement to the Private Placement Memorandum which will correct such statement or omission or will effect such compliance and (iii) to furnish without charge to S.G. Warburg as many copies as S.G. Warburg may from time to time reasonably request of any such amended Private Placement Memorandum or supplement thereto. If for any reason referred to in clause (ii) above the Private Placement Memorandum must be amended or supplemented, then, (x) from and after receipt by S.G. Warburg of notice from the OMEGA Fund that the OMEGA Fund is preparing an amended Private Placement Memorandum or a supplement thereto, S.G. Warburg will distribute the Private Placement Memorandum only as so amended or supplemented and (y) as soon as practicable after receipt of a sufficient number of copies of such amended Private Placement Memorandum or supplement thereto, S.G. Warburg will furnish copies thereof to each investor to which it previously furnished a copy of the Private Placement Memorandum.

         (b) Each Warrantor agrees with S.G. Warburg that it shall notify S.G. Warburg promptly after becoming aware that any of its representations or warranties set forth in Annex A hereto is untrue or inaccurate in any material respect or would, if repeated by reference to the facts and circumstances existing at any time prior to the Initial Closing Date, be untrue or inaccurate in any material respect.

         (c) Old Mutual agrees with S.G. Warburg that it shall ensure (i) that each of Old Mutual Bermuda and OMAM complies with its obligations under this Agreement and (ii) that prior to the Initial Closing Date, each of the OMEGA Fund and the Master Trust is duly registered as an open-end management company under the Investment Company Act.

         (d) Each of the Warrantors agrees with S.G. Warburg that it shall comply with the obligations undertaken by it under the Portfolio Transfer and Subscription Agreement.

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

         (e) The Master Trust agrees with S.G. Warburg and the OMEGA Fund that it shall not (i) within a period of 12 months from the Initial Closing Date without prior consultation with S.G. Warburg and the OMEGA Fund, issue any beneficial interests in the Master Trust to investors other than OMAM, the OMEGA Fund, the SAGA Fund and Old Mutual Bermuda in accordance with the arrangements described in the Portfolio Transfer and Subscription Agreement, the Private Placement Memorandum and the Non-US Placement Memorandum or (ii) issue any beneficial interests in the Master Trust if the result of such issue would be to prejudice the interests of the OMEGA Fund.

         (f) Each of the OMEGA Fund and the Master Trust agrees with S.G. Warburg that (i) prior to termination of this Agreement, it shall not file any amendment to its Registration Statement without prior notice to S.G. Warburg, it being understood that nothing contained in this Agreement shall in any way limit the right of the OMEGA Fund or the Master Trust to file any such amendment to its Registration Statement it may deem advisable, (ii) it shall promptly advise S.G. Warburg of (x) any request of the Commission for any amendment of its Registration Statement or for any additional information relating to or that could affect disclosure in such Registration Statement and (y) the issuance by the Commission of any order suspending its registration under the Investment Company Act, or the institution or (to the best of its knowledge) threatening of any proceeding for that purpose, (iii) it shall use its best efforts to prevent the issuance by the Commission of any such order or suspension and, if issued, to obtain as soon as possible the withdrawal or suspension thereof, (iv) as soon as practicable (giving effect to the normal periodic reporting requirements under the Investment Company Act and the Rules and Regulations thereunder), it shall make generally available to S.G. Warburg (with sufficient copies for any Authorized Agents) a report containing the financial statements required under
Section 30(d) of the Investment Company Act and Rule 30d-1 thereunder and (v) at all times after the date hereof until the date on which the OMEGA Fund's audited accounts for the period ending June 30, 1996 are published, notify S.G. Warburg in advance of and forward to S.G. Warburg for comment final proofs of (x) all documents to be sent by the OMEGA Fund to the holders of Shares, (y) all documents to be filed with the Commission pursuant to the Investment Company Act and the Rules and Regulations thereunder and (z) any announcement of profits or losses and dividends of the OMEGA Fund or the Master Trust.

         (g) The OMEGA Fund agrees with S.G. Warburg that, except as may be required by any regulatory authority or under any applicable laws or by any provision of this Agreement, neither the OMEGA Fund nor any person on its behalf will at any time prior to the date on which the OMEGA Fund's audited accounts for the period ending June 30, 1996 are published make any public announcement, public statement or public communication regarding the OMEGA Fund which is material in relation to the Initial Offering or the Shares, whether in response to inquiries or otherwise, without the prior consent of S.G. Warburg, which consent shall not be unreasonably withheld or delayed.

7.       CLOSING, SETTLEMENT AND ALLOTMENT.

                 (a) Allocations of Shares pursuant to the Initial Offering shall be determined by S.G. Warburg at its discretion after consultation with Old Mutual and the OMEGA Fund, and S.G. Warburg shall notify Old Mutual and the OMEGA Fund if it wishes to reject any proposed subscription in whole or in part; provided, however, that no allocation of Shares pursuant to the Initial Offering shall be made (i) to any investor which, together with its Affiliates, proposes to subscribe for 1,500,000 or more Shares without the consent of the OMEGA Fund and Old Mutual or (ii) to any investor that the OMEGA Fund, after consultation with S.G. Warburg, reasonably believes is not an "accredited investor" within the meaning of Regulation D under the Securities Act. The OMEGA Fund shall, as soon as practicable following fulfillment or waiver of the conditions set forth herein and in any event not later than 5:00 p.m. (Bermuda time) on the Initial Closing Date issue to each Subscriber the number of Shares such Subscriber has purchased pursuant to the Initial Offering in such proportions and such names as S.G. Warburg shall previously have notified to the OMEGA Fund.

                 (b) The Subscription Agreements will require Subscribers to make payment for their Shares directly to a nominated bank account of the OMEGA Fund by not later than 9:30 a.m. (New York time) on the Initial Closing Date and the OMEGA Fund will provide details in writing to S.G. Warburg by not later than 10:00 a.m. (New York time) on the Initial Closing Date of any Subscriber that has not made payment to the OMEGA Fund for the Shares for which it has agreed to subscribe. With respect to any such Subscriber, S.G. Warburg may either cancel the relevant allocation to such Subscriber on behalf of the OMEGA Fund or accept, with the consent of the OMEGA Fund, such late payment with interest thereon (for the account of the OMEGA Fund) at LIBOR plus one per cent in respect of each day (or part thereof) from the due time for such payment to the time when such payment is actually made.

                 (c) The OMEGA Fund shall procure that, at the cost of the OMEGA Fund, as soon as reasonably practicable after allotment of the Shares allotted pursuant to subsection (a) above, the register of shares of the OMEGA Fund shall be made up by the transfer agent to reflect such allotments.

8.       CONDITIONS.

The obligations of S.G. Warburg hereunder shall be subject to the accuracy in all material respects of the representations and warranties of each other party hereto contained herein as of the dates when made or deemed to have been made, to the performance in all material respects by each other party hereto of its obligations hereunder and to the following additional conditions:

                 (i) a Registration Statement meeting the requirements of the Investment Company Act and the Rules and Regulations thereunder shall have been filed with the Commission in respect of each of the OMEGA Fund and the Master Trust prior to the

         Initial Closing Date, and no order suspending or revoking the registration of the OMEGA Fund or the Master Trust under Section 8(e) of the Investment Company Act shall have been issued and no proceedings therefor initiated or threatened by the Commission;

                 (ii) Bowman Gilfillan Hayman Godfrey, South African legal advisers to SBC Warburg, the Master Trust, the OMEGA Fund and the SAGA Fund, shall have furnished to S.G. Warburg their legal opinion, dated the Initial Closing Date, in form and substance satisfactory to S.G. Warburg and its counsel, to the effect set forth in Annex B hereto;

                 (iii) Bingham, Dana & Gould, United States legal advisers to the Master Trust, the OMEGA Fund and the SAGA Fund, shall have furnished to S.G. Warburg their legal opinion, dated the Initial Closing Date, in form and substance satisfactory to S.G. Warburg and its counsel, to the effect set forth in Annex C hereto;

                 (iv) Conyers, Dill and Pearman, legal advisers in Bermuda to the Master Trust, the OMEGA Fund and the SAGA Fund, shall have furnished to S.G. Warburg their legal opinion, dated the Initial Closing Date, in form and substance satisfactory to S.G. Warburg and its counsel, to the effect set forth in Annex D hereto; and

                 (iv) the OMEGA Fund shall have procured the delivery to S.G. Warburg as soon as reasonably practicable following the making of a request in writing therefor by S.G. Warburg to the OMEGA Fund, of all such further information and documents as S.G. Warburg may reasonably request.

If any of the conditions set forth in this Section 8 is not fulfilled or expressly waived in writing by S.G. Warburg or varied by written agreement of the parties hereto, the provisions of Section 10(f) shall apply.

9.       INDEMNIFICATION AND CONTRIBUTION.

         (a) Each of the Warrantors, severally and not jointly, agrees to indemnify and hold harmless S.G. Warburg, the directors, officers, employees and agents of S.G. Warburg and each person who controls S.G. Warburg within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act, the Investment Company Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Private Placement Memorandum or in any amendment thereof or supplement thereto,
(ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any breach or alleged breach of any of the representations, warranties or undertakings by it (in the case of the

Master Trust or the OMEGA Fund) or by any Warrantor (in the case of Old Mutual, OMAM and Old Mutual Bermuda), and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that no Warrantor shall be liable in any such case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Private Placement Memorandum or any such amendment or supplement in reliance upon and in conformity with written information furnished to the OMEGA Fund or Old Mutual by S.G. Warburg expressly for use therein. The parties agree that Annex E sets forth all of the written information so furnished by S.G. Warburg at the date of this Agreement. This indemnity agreement will be in addition to any liability which the Warrantors may otherwise have.

         (b) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this
Section 9, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under subsection (a) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in subsection (a) above. An indemnified party will consult with the indemnifying parties regarding the defense and possible settlement of any action to which the obligations provided in this Section 9 apply, and will keep such indemnifying parties apprised as to the progress of any such action. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding. No indemnifying party shall be liable under this Section 9 for any settlement or compromise entered into without its consent (provided that such consent shall not be unreasonably withheld or delayed).

         (c) In the event that the indemnity provided in subsection (a) above is unavailable to or insufficient to hold harmless an indemnified party for any reason, each Warrantor agrees, severally and not jointly, to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively "Losses") to which S.G. Warburg may be subject in such proportion as is appropriate to reflect the relative benefits received by it (in the case of the

Master Trust or the OMEGA Fund) or by the Warrantors generally (in the case of Old Mutual, OMAM and Old Mutual Bermuda), on the one hand, and by S.G. Warburg, on the other hand, from the Initial Offering. If the allocation provided by the immediately preceding sentence is unavailable for any reason, each Warrantor shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also its relative fault (in the case of the Master Trust or the OMEGA Fund) or that of the Warrantors generally (in the case of Old Mutual, OMAM and Old Mutual Bermuda), on the one hand, and of S.G. Warburg, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Warrantors shall be deemed to be equal to the total net proceeds from the Initial Offering (before deducting expenses), and benefits received by S.G. Warburg shall be deemed to be equal to the amount received by it in connection with the Initial Offering in accordance with Section 5 hereof. Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Warrantors or by S.G. Warburg. The Warrantors and S.G. Warburg agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this subsection (c), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9, each person who controls S.G. Warburg within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of S.G. Warburg shall have the same rights to contribution as S.G. Warburg.

         (d) If a claim is made under this Agreement against a Warrantor other than the OMEGA Fund or the Master Trust, such Warrantor shall not have, or pursue, any claim or third party action to join, claim against, seek a contribution from or otherwise claim or seek damages or compensation from the OMEGA Fund or the Master Trust.

10.      TERMINATION.

                 (a) The obligations of the OMEGA Fund and the Master Trust, respectively, under this Agreement shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner described in Rule 12b-1(b)(2) under the Investment Company Act, and if not so approved shall be deemed terminated.

                 (b) The obligations of the OMEGA Fund and the Master Trust, respectively, under this Agreement may be terminated at any time, without the payment of any penalty, by (i) a majority of the members of the board of trustees of the OMEGA Fund or the Master Trust (as the case may be) who are not interested persons of the OMEGA Fund or the Master Trust (as the case may be) and have no direct or indirect financial interest in the operation of the OMEGA Fund 12b-1 Plan or the Master Trust 12b-1 Plan (as the case may be) or in any agreements related to such plan or (ii) the vote of a Majority of the Outstanding Voting Securities of the OMEGA Fund or the Master Trust (as the case may be) on 60 days' notice given to each other party hereto in accordance with Section 11 hereof.

                 (c) This Agreement will automatically terminate in the event of its assignment (as defined in the Investment Company Act) by S.G. Warburg.

                 (d) If at any time prior to the Initial Closing Date it shall come to the knowledge of any Warrantor or S.G. Warburg that:

                          (i) any statement contained in the Private Placement
                 Memorandum is or has become untrue, inaccurate or misleading;
                 or

                          (ii) any matter has arisen which would, if the Private
                 Placement Memorandum were issued at that time, constitute an omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

                          (iii) any of the representations and warranties set
                 forth in Annex A hereto was untrue or inaccurate as at the date hereof or would, if repeated by reference to the facts and circumstances existing at any time prior to the Initial Closing Date, be untrue or inaccurate; or

                          (iv) any Warrantor has not complied or cannot comply
                 with its obligations under this Agreement

         and such fact or event is, of itself or taken together with any other such fact or event, material in the context of the Initial Offering, the relevant Warrantor or S.G. Warburg (as the case may be) shall forthwith give notice thereof to the other parties to this Agreement and S.G. Warburg shall have the right (exercisable in its absolute discretion but after consultation with Old Mutual and the OMEGA Fund) at any time prior to the Initial Closing Date by notice in writing to the other parties to terminate this Agreement.

                 (e) This Agreement shall be immediately terminable by the OMEGA Fund by written notice to S.G. Warburg in the event that S.G. Warburg shall be in material breach of this Agreement.

                 (f) If at any time prior to the Initial Closing Date any government regulation, crisis of international or national effect or change in the conditions prevailing in any relevant financial market occurs or comes into effect which is likely materially and adversely to affect the OMEGA Fund and/or the Portfolio or which will make it inadvisable or inexpedient to proceed with the Initial Offering, each of S.G. Warburg and Old Mutual shall have the right (subject to the prior consent of the other) at any time prior to the Initial Closing Date by notice in writing to the other parties to this Agreement to terminate this Agreement.

                 (g) In the event that this Agreement shall be terminated pursuant to this Section 10, or if the provisions of this Section shall apply by virtue of Section 8, all the outstanding obligations of S.G. Warburg hereunder (and accordingly all obligations of Subscribers) and any outstanding obligations of any Warrantor shall terminate and none of the parties hereto shall have any claim against any other in respect of any matter or thing arising out of or in connection with this Agreement for compensation, costs, damages or otherwise, except as provided in Section 12 of this Agreement and except that:

                          (i) Old Mutual shall be liable for the legal fees and
                 disbursements reasonably incurred by S.G. Warburg in connection with the Initial Offering and its associated transactions and all such costs, charges, fees and expenses as are referred to in Section 5.(b) hereof;

                          (ii) such termination shall not prejudice any accrued
                 rights or claims by any party against any other party hereto (including without limitation any right to make a claim under Section 2 hereof in relation to any matter that gave rise to a right to terminate this Agreement under subsection (c) above) (it being understood that no claim for lost profits or commissions will survive any such termination occurring prior to the Initial Closing Date); and

                          (iii) if so requested in writing by S.G. Warburg, the
                 OMEGA Fund shall circulate such notice or other communication as may be reasonably required by S.G. Warburg.

11. NOTICES. All statements, requests, notices and agreements hereunder shall be in writing with copies to each party hereto, and shall be delivered or sent by mail or facsimile transmission, as follows:

         if to S.G. Warburg, to 277 Park Avenue, New York, New York, 10172, fax no. 212 224 7521, to the attention of Bruce Watts;

         if to the Master Trust, the OMEGA Fund, OMAM or Old Mutual Bermuda, to Richmond House, 12 Par-la-Ville Road, Hamilton, Bermuda, fax no. 809 292 4720, to the attention of J.C.R. Collis; and

         if to Old Mutual, to Mutualpark, Jan Smuts Drive, Pinelands 7405, PO Box 66, Cape Town, South Africa, fax no. 2721 509 3899, to the attention of William Langley.

Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

12.      REPRESENTATIONS AND WARRANTIES TO SURVIVE.

The respective agreements, representations, warranties, indemnities and other statements of the Warrantors and S.G. Warburg set forth in or made pursuant to this Agreement will, to the extent permitted by applicable law, remain in full force and effect regardless of any investigation made by or on behalf of any Warrantor or S.G. Warburg or any of the officers directors or controlling persons referred to in Section 10 hereof and will survive the offer of the Shares. The provisions of Sections 5, 9 and 10 hereof shall, to the extent permitted by law, survive the termination or cancellation of this Agreement.

13.      GOVERNING LAW AND JURISDICTION.

                 (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                 (b) Each Warrantor irrevocably (i) agrees that any legal suit, action or proceeding against such Warrantor brought by S.G. Warburg or by any officer or director of S.G. Warburg or by any Affiliate of S.G. Warburg arising out of or based upon this Agreement or the transactions contemplated herein may be instituted in the federal courts of the United States or in the courts of England, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Each of the Warrantors agrees to maintain an authorized agent in New York and in London, upon whom process may be served in any such suit, action or proceeding and to take any and all action, including the filing of any and all documents and instruments, necessary to keep such appointments in full force and effect. Each of the Warrantors (i) has appointed Norose Notices Limited, Kempson House, Camomile Street, London EC3 7AN as its authorized agent for service of any writ, decree or other document in the United Kingdom (the "Authorized English Agent") and represents and warrants that the Authorized English Agent has agreed to act as such and (ii) has appointed Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts 02110, as its authorized agent for service of any writ, decree or other document in the United States (the "Authorized U.S. Agent") and represents and warrants that the Authorized U.S. Agent has agreed to act as such. Service of process upon the Authorized English Agent or upon the Authorized U.S. Agent (or any successor authorized agent) and written notice of such service to any Warrantor shall be deemed, in every respect, effective service of process upon such Warrantor.

14.      PROTECTION OF TRUSTEES.

         This Agreement is executed and made by the trustees of the OMEGA Fund not individually, but as trustees under the Declaration of Trust of the OMEGA Fund dated as of September 1, 1995, and the obligations of this Agreement are not binding upon any of the shareholders of the OMEGA Fund individually, but bind only the trust estate of the OMEGA Fund.

         This Agreement is executed and made by the trustees of the Master Trust not individually, but as trustees under the Declaration of Trust of the Master Trust dated as of September 1, 1995, and the obligations of this Agreement are not binding upon any of such trustees individually.

15.      COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

         IN WITNESS whereof this Agreement has been entered into the day and year first above written.

                                                   SIGNED by WILLIAM BOYAN
                                                   for and on behalf of
                                                   OLD MUTUAL SOUTH AFRICA
                                                    EQUITY TRUST

                                                   /s/ WILLIAM BOYAN
                                                   -------------------------
                                                   Duly authorized signatory


                                                   SIGNED by KENNETH WILLIAMS
                                                   for and on behalf of
                                                   OLD MUTUAL EQUITY GROWTH
                                                    ASSETS SOUTH AFRICA FUND

                                                   /s/ KENNETH WILLIAMS
                                                   -------------------------
                                                   Duly authorized signatory


                                                   SIGNED by MICHAEL LEVETT
                                                   for and on behalf of
                                                   SOUTH AFRICAN MUTUAL LIFE
                                                    ASSURANCE SOCIETY

                                                   /s/ M. J. LEVETT
                                                   -------------------------
                                                   Duly authorized signatory


                                                   SIGNED by WILLIAM LANGLEY
                                                   for and on behalf of
                                                   OLD MUTUAL ASSET MANAGERS
                                                    (BERMUDA) LIMITED

                                                   /s/ WILLIAM LANGLEY
                                                   -------------------------
                                                   Duly authorized signatory

                                                   SIGNED by MICHAEL LEVETT
                                                   for and on behalf of
                                                   OLD MUTUAL FUND HOLDINGS
                                                    (BERMUDA) LIMITED

                                                   /s/ M. J. LEVETT
                                                   -------------------------
                                                   Duly authorized signatory


                                                   SIGNED by BRUCE R. WATTS
                                                   for and on behalf of
                                                    S.G. WARBURG & CO. INC.

                                                   /s/ BRUCE R. WATTS
                                                   -------------------------
                                                   Duly authorized signatory

                                   SCHEDULE I

The following constitute the "Fund Agreements" as defined in this Agreement:

1.       the Investment Advisory Agreement between the Master Trust and OMAM;

2. the Subscription and Portfolio Transfer Agreement among Old Mutual, Old Mutual Bermuda, the Master Trust, the OMEGA Fund, the SAGA Fund, and the Global Fund;

3. the Administrative Services Agreement between State Street Bank and Trust Company and the OMEGA Fund;

4. the Administrative Services Agreement between State Street Cayman Trust Company and the Master Trust;

5. Custodian Agreements between State Street Bank and Trust Company and each of the OMEGA Fund and the Master Trust, respectively.

                                     ANNEX A

                                   WARRANTIES

Each of Old Mutual, OMAM and Old Mutual Bermuda represents and warrants to and agrees with, and each of the OMEGA Fund and the Master Trust represents and warrants to and agrees with (but only for or as to itself, as the case may be), S.G. Warburg as follows:

1. Each of the OMEGA Fund and the Master Trust meets the requirements for use of Form N-1A under the Investment Company Act and the Rules and Regulations thereunder.

2. The notification of registration on Form N-8A, as amended, by the OMEGA Fund and the Master Trust will comply in all material respects with the applicable requirements of the Investment Company Act and the Rules and Regulations thereunder.

3. From and after the time each Registration Statement is filed with the Commission through the Initial Closing Date, such Registration Statement (as amended or supplemented from time to time) will conform, in all material respects, with the Investment Company Act and the Rules and Regulations thereunder and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is given with respect to any statement contained in any such Registration Statement that is made in reliance upon and in conformity with written information furnished to the OMEGA Fund or the Master Trust by S.G. Warburg expressly for use therein.

4. No person is, and no person at any time through the Initial Closing Date will be, serving or acting as an officer or director of or investment adviser to the OMEGA Fund or the Master Trust except in accordance with the Investment Company Act and the Investment Advisers Act of 1940, as amended, and the Rules and Regulations under each such act.

5. The Private Placement Memorandum does not, and at all times through the Initial Closing Date will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

6. The OMEGA Fund has been duly created and is lawfully and validly existing as a business trust, and the Master Trust has been duly created and is lawfully and validly existing as a trust, under the laws of the Commonwealth of Massachusetts, in each case with full power and authority to enter into this Agreement and consummate the transactions contemplated herein, and to own its properties and conduct its business as described in its Registration Statement and in the Private Placement Memorandum;

         each of the OMEGA Fund and the Master Trust is duly qualified to transact business in each other state and every other jurisdiction in which it is required to be so qualified; and the Declaration of Trust and By-Laws of each of the OMEGA Fund and the Master Trust complies and, from and after the time the OMEGA Fund's Registration Statement is filed with the Commission will comply, in all material respects with all applicable requirements of the Investment Company Act and the Rules and Regulations thereunder.

7. The issuance of the Shares as contemplated by this Agreement and by the Private Placement Memorandum has been duly and validly authorized by the OMEGA Fund and the Shares, when issued and paid for as contemplated herein and therein, will be validly issued and fully paid and nonassessable and will conform in all material respects to the description thereof contained in the Private Placement Memorandum. The issuance and sale of beneficial interests in the Master Trust to the OMEGA Fund and the SAGA Fund as contemplated by the Subscription and Portfolio Transfer Agreement and the Private Placement Memorandum has been duly and validly authorized by the Master Trust, and such beneficial interests, when issued as contemplated therein, will be validly issued and will conform in all material respects to the description thereof contained in the Private Placement Memorandum.

8. Each of this Agreement and each of the Fund Agreements to which it is a party has been duly authorized, executed and delivered by each of the Warrantors, complies in all material respects with all applicable provisions of the Investment Company Act and the Rules and Regulations thereunder and, assuming its due authorization, execution and delivery by each of the parties thereto other than such Warrantor, constitutes the legal, valid, binding and enforceable obligation of such Warrantor, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

9. No consents, approvals, authorizations or orders are required to be obtained under the Investment Company Act or the Rules and Regulations thereunder in order to permit the solicitation by S.G. Warburg of offers to purchase Shares pursuant to the Initial Offering as contemplated by this Agreement and the Private Placement Memorandum; and the solicitation by S.G. Warburg of offers to purchase Shares pursuant to the Initial Offering as contemplated by this Agreement and the Private Placement Memorandum will not result in a violation of the provisions of the Investment Company Act or the Rules and Regulations thereunder.

10. No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body (including without limitation any consent, approval, authorization, order, registration or qualification under the Investment Company Act and the Rules and Regulations thereunder) is required for the consummation by each Warrantor of the transactions contemplated in this Agreement or the Fund Agreements to which it is a party, except the registration of the OMEGA

         Fund and the Master Trust under the Investment Company Act and such as have already been obtained and are in full force and effect or such as may be required under state securities laws.

11. The execution and delivery by each Warrantor of this Agreement and the Fund Agreements to which it is a party, and the compliance with and consummation of the transactions contemplated in this Agreement and the Fund Agreements to which it is a party by such Warrantor, will not conflict with, result in a breach of, or constitute a default under, the constitutive documents of such Warrantor or the terms of any other agreement or instrument to which such Warrantor is a party or by which it is bound, or any order or regulation applicable to such Warrantor of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over such Warrantor or any of its properties.

12. The execution and delivery by each Warrantor of this Agreement and the Fund Agreements to which it is a party, and the compliance with and consummation of the transactions contemplated in this Agreement and the Fund Agreements to which it is a party by such Warrantor, will not result in a violation of the Investment Company Act and Rules and Regulations thereunder or any applicable law, rule or regulation of Bermuda or the Republic of South Africa.

13.      Except as stated or contemplated in the Private Placement Memorandum,
         (i) neither the OMEGA Fund nor the Master Trust has incurred any liabilities or obligations, direct or contingent, or entered into any transactions, whether or not in the ordinary course of business, that are material to the OMEGA Fund or the Master Trust, (ii) there has not been any material adverse change, or any development involving a prospective material adverse change, in the condition (financial or other) of the OMEGA Fund or the Master Trust (except that no representation is made with respect to fluctuations in the value of the Portfolio as a result of changes in the prices of the underlying securities), (iii) there has been no dividend or distribution paid or declared in respect of the OMEGA Fund or the Master Trust and (iv) neither the OMEGA Fund nor the Master Trust has incurred any indebtedness for borrowed money.

14. The OMEGA Fund will elect or has elected to be treated as a regulated investment company as defined in Section 851(a) of the U.S. Internal Revenue Code of 1986 for its first taxable year and will operate so as to qualify as such in such first taxable year.

15. No provision of the Declaration of Trust or By-Laws of the Master Trust or of the Investment Company Act or the Rules and Regulations thereunder and no other reason disqualifies the Master Trust from being deemed resident in a jurisdiction other than the United States for U.S. income tax purposes.

16. The OMEGA Fund does not own any securities or have any beneficial interest in any other company or entity (other than the Master Trust) and the OMEGA Fund has not entered into any binding commitment to acquire any investment (other than beneficial interests in the Master Trust) or to enter into any joint venture arrangement.

17. None of the Warrantors has taken or will take any action or actions that, without more, would cause the offering of the Shares to be subject to registration under the Securities Act.

18. None of the Warrantors has offered or will offer any Shares for sale prior to the Initial Closing Date except as contemplated by this Agreement.

19. Except as contemplated in the Private Placement Memorandum, on the Portfolio Transfer Date and at all times subsequent thereto through the Initial Closing Date, each of the OMEGA Fund and the Master Trust will own all of its assets free and clear in all material respects of all liens, security interests, pledges, mortgages, charges and other encumbrances or defects and all governmental or other consents required for the transfer of the Portfolio to the Master Trust will have been obtained and will be in full force and effect.

20. On the Portfolio Transfer Date and at all times subsequent thereto through the Initial Closing Date, the Global Fund will own all of the assets to be transferred to it pursuant to the Portfolio Transfer and Subscription Agreement free and clear in all material respects of all liens, security interests, pledges, mortgages, charges and other encumbrances or defects and all governmental or other consents required for the transfer of such assets to the Global Fund will have been obtained and will be in full force and effect.

In addition to the foregoing, each of Old Mutual, OMAM and Old Mutual Bermuda represents, warrants and agrees as follows:

21. Neither the SAGA Fund nor any person acting on its behalf has offered or sold or will offer or sell shares in the SAGA Fund in the United States or to or for the account of a U.S. Person, as such term is defined in Regulation S (except that no representation is made as to the actions of SBC Warburg or any of its Affiliates).

22. Neither the SAGA Fund nor any person acting on its behalf has engaged or will engage in directed selling efforts (as defined in Regulation S) with respect to the shares of the

         SAGA Fund (except that no representation is made as to the actions of SBC Warburg or any of its Affiliates).

                                     ANNEX B

Private and Confidential

              [Letterhead of Bowman Gillfillan Hayman Godfrey Inc]

To:      SBC Warburg
         1 Finsbury Avenue
         London EC2M 2PP

         S.G. Warburg & Co. Inc.,

         OMEGA Fund
         [Address details]

         SAGA Fund
         [Address details]

         Master Trust
         [Address details]

Dear Sirs,

               Old Mutual Equity Growth Assets South Africa Fund.
                   Old Mutual South Africa Growth Assets Fund
                                Placing of Shares

We refer to the proposed placings ("the Placings") by S.G. Warburg & Co. Inc. (S.G. Warburg") of shares in the Old Mutual Equity Growth Assets South Africa Fund Limited ("OMEGA Fund") and by Swiss Bank Corporation, acting through its division SBC Warburg "SBC Warburg") of shares in Old Mutual South Africa Growth Assets Fund ("SAGA Fund").

We have been asked to express an opinion on various legal aspects of the proposed Placings under South Africa law. We are familiar with international transactions involving South Africa and are qualified to give this opinion to you.

This opinion is limited to the laws of the Republic of South Africa ("South Africa"), as they are at the date of the opinion.

1        Definitions

         Words and expressions defined in the Glossary in each of the Placement Memoranda referred to in paragraphs 2.1(a) and 2.1(b) below, and which are not defined in this opinion shall have the same meanings in this opinion as those ascribed to them in those

         Glossaries.

2        Documents Examined

         2.1 We examined the following documents in connection with the Placings:-

                 (a) the draft Private Placement Memorandum dated September 15, 1995, prepared for the Initial Offering by the Omega Fund of up to 10,000,000 Shares of beneficial Interest at U.S.$100 per share;

                 (b) the draft Placement Memorandum dated 15 September, 1995 prepared for the Initial Offering by the Saga Fund of up to 20,000,000 Shares at U.S.$50 per share;

                 (c) the South African Mutual Life Assurance Society (Private) Act, 1966 (Act 52 of 1966), as amended by Act 53 of 1980 and by the further amendments made in terms of Section 73 of that Act, and confirmed by orders of the Cape Provincial Division of the Supreme Court of South Africa granted on 21 December 1966, 12 December 1968, 19 February 1974 and 17 December 1981 ("the Old Mutual Act");

                 (d) the bye-laws of the Old Mutual made in terms of Chapter 7 of the Old Mutual Act;

                 (e) the Resolutions of the Board of Directors of Old Mutual passed on ________________ 1995;

                 (f) correspondence between the South African Reserve Bank ("the Reserve Band") as the representative of the Treasury and Old Mutual, including the following: letter dated 1 August 1995 from Old Mutual to the Reserve Bank; letter dated 28 August 1995 from the Reserve Bank to Old Mutual; letter dated 29 August from Old Mutual to the Reserve Bank; letter dated 30 August 1995 from the Reserve Bank to Old Mutual; letter dated 22 September 1995 from Old Mutual to the Reserve Bank;

                 (g) a copy, certified to our satisfaction, of the Portfolio Transfer and Description Agreement dated __ October 1995 ("the Transfer Agreement");

                 (h) a copy, certified to our satisfaction, of the Placing Agreement relating to shares of the Omega Fund dated as of ___________ 1995 ("the Omega Placing Agreement");

                 (i) a copy, certified to our satisfaction, of the Agreement dated ___________ 1995 relating to the placing of up to ___ shares of U.S.$____ each in the Saga Fund ("the Saga Placing Agreement");

                 (j) a copy, certified to our satisfaction, of the letter agreement dated 23 August 1995 between SBC Warburg and Old Mutual read together with the separate letter of the same date between the same parties (the "Engagement Letters").

         2.2 We have also made such other enquiries and examined such other documents as we have considered appropriate for the purpose of giving this opinion.

3        Assumptions

         For the purposes of this opinion we have made the following assumptions;

         3.1     that all signatures on all documents are genuine;

         3.2 that copies of all original documents submitted to us are complete and conform with the originals;

         3.3     that all Resolutions shown to us have been validly passed;

         3.4 that all the amendments to the Old Mutual Act which were made in terms of Section 73 of that Act and confirmed by orders of the Cape Provincial Division of the Supreme Court of South Africa, which are referred to above, were validly made and confirmed;

         3.5 that the approval of the Financial Services Board which is referred to in the letter dated 28 August 1995 from the Reserve Bank to Old Mutual and which is said in that letter to have been obtained for Old Mutual's "original proposal" was in fact obtained; and that such approval satisfies the requirements of the Insurance Act 1943 (Act 27 of 1943) in so far as that Act requires any approval from the Financial Services Board for the transfer of the Portfolio to the Master Trust and the Global Fund Portfolio to the Global Fund and for any of the other transactions or arrangements mentioned or described in this opinion;

         3.6 that each of the four agreements referred to in paragraphs 2.1(g), 2.1(h), 2.1 (i) and 2.1(j) above, has been duly authorised, executed and validly entered into by every party to it other than Old Mutual.

4        Acknowledgement

         We understand and acknowledge that in order for the Placings to proceed in accordance with what is stated in the Placement Memoranda referred to in paragraphs 2.1(a) and 2.1(b) above, it is intended that the following will take place:

         4.1 that Old Mutual will transfer, or will procure the transfer of the Portfolio to the Master Trust, and of the Global Fund Portfolio to the Global Fund, prior to the Initial Closing so that ownership of the Portfolio and the Global Fund Portfolio will be transferred to and become vested in the Master Trust and the Global Fund respectively;

         4.2 prior to the transfers of the Portfolio and the Global Fund Portfolio, Old Mutual will have received the necessary approvals required in terms of the Exchange Control Regulations, 1961 ("Excon Regulations") made in terms of the Currency and Exchanges Act 1933 (Act 9 of 1933), to effect those transfers and arrange for the Placings;

         4.3 prior to those transfers any approval required from the Financial Services Board in terms of the Insurance Act 1943 for those transfers will have been received;

5        Opinion

         On the basis of and subject to the aforegoing, we are of the opinion that:

         5.1 Old Mutual is duly incorporated and exists as a body corporate by virtue and in terms of the Old Mutual Act;

         5.2 Old Mutual is also duly registered under the Insurance Act, 1943 to carry on in South Africa the following classes of insurance business: Life business and sinking fund business.

         5.3 Old Mutual has the requisite capacity to enter into each of the agreements referred to in paragraphs 2.1(g), 2.1(h), 2.1(i) and 2.1(j) above and to perform its obligations under each of those agreements.

         5.4 Each of those agreements has been duly authorised and executed by Old Mutual and is valid, legally binding and, subject to what is stated below, enforceable against Old Mutual in accordance with its terms;

         5.5 The necessary approvals required from the Treasury (represented by the Reserve Bank) in terms of the Excon Regulations, have been obtained for the following obligations of Old Mutual under the Transfer Agreement:

                 (a)      the transfer of the Portfolio to the Master Trust;

                 (b) the transfer of the Global Fund Portfolio to the Global Fund;

                 (c) the payment of the amount of U.S.$5,000,000 by Old Mutual to the Master Trust to meet initial costs.

         5.6 If Old Mutual becomes liable under the Transfer Agreement to pay any other monies to or in favour or on behalf of any party who is not a resident of South Africa, the approval of the Treasury would be required for such payment in terms of the Excon Regulations; and that approval would have to be applied for and decided upon by the Treasury at the time the obligation to make the payment arises.

         5.7 No approvals are required now from the Treasury in terms of the Excon Regulations for any of Old Mutual's obligations under either of the Placing Agreements referred to in paragraph 1.1(h) and 1.1(i) above. However, if Old Mutual becomes liable under either of those two Agreements to pay any monies to, or in favour or on behalf of any person resident outside the Republic the approval of the Treasury would be required in terms of the Excon Regulations for the payment; and that approval would have to be applied for and decided upon by the Treasury at the time the obligation to make the payment arises.

         5.8 The entering into and the performance by Old Mutual of its obligations under each of the four agreements referred to in paragraphs 2.1(g), 2.1(h), 2.1(i) and 2.1(j) will not violate, contravene or conflict with any law in force in South Africa, or be unenforceable because it is contrary to public policy in South Africa.

         5.9 Subject to what is stated above no consent, permit, licence, approval, authorisation or exemption under the laws of South Africa is required for Old Mutual to enter into or perform any of its obligations under any of those four agreements.

         5.10 Neither SBC Warburg nor S.G. Warburg will be deemed to be resident, domiciled or carrying on business, or will be subject to taxation in South Africa by reason only of the negotiation, preparation, execution, delivery, performance, observance, enforcement of, or receipt of any payment or repayment pursuant to the transfers of the Portfolio and the Global Fund Portfolio or otherwise in connection with the effecting of the Placings.

         5.11 Following the implementation of the Transfer Agreement, and the proper transfer of the Portfolio to the Master Trust in terms of and pursuant to that agreement, the Master trust would become the owner of and have good and marketable title to all the securities in the Portfolio.

         5.12 Following the implementation of the Transfer Agreement, and the proper transfer of the Global Fund Portfolio to the Global Fund in terms of and pursuant to that agreement, the Global Fund would become the owner of and have good and marketable title to all the securities in the Global Fund Portfolio.

         5.13 Subject to what is stated in paragraphs 5.14 and 5.15 below the transfer of the Portfolio to the Master Trust and of the Global Fund Portfolio to the Global Fund Portfolio pursuant to the Transfer Agreement will attract stamp duty in South Africa in terms of the Stamp Duties Act, 1968 (Act 77 of 1968) at the rate of 1% of the value of all the securities so transferred. That value should be the value determined for the securities in accordance with the relevant provisions of the Transfer Agreement. It should be noted that if transfer of any of the securities is registered after the expiry of a period of 6 months from the date of execution of the statutory instrument of transfer which will be required for the registration, the duty increases to three times the duty which would have been payable if the transfer had been registered before the expiry of that period of 6 months.

         5.14 If the statutory instrument of transfer required to be executed for the registration of transfer of any securities in the Portfolio or in the Global Fund Portfolio is executed outside South Africa and the registration of the transfer is executed in any branch register kept by the issuer of the securities outside South Africa the registration would be exempt from stamp duty in South Africa, provided the branch register satisfies certain requirements of the Stamp Duties Act, 1962.

         5.15 If the transfer of any of those securities is effected through a purchase by a stock broker where the transaction attracts Marketable Securities Tax in terms of the Marketable Securities Tax Act, 1948 (Act 32 of 1948), then that tax will be payable in lieu of stamp duty. Any marketable securities tax so payable on any of the securities will be 1% of the consideration for which they are so purchased.

         5.16 Save as mentioned above there is no stamp duty, marketable security tax, capital duty or increase in capital duty or any other documentary or registration tax or impost of any nature which will be payable by any party in connection with the transfer of the Portfolio to the Master Trust or the Global Fund Portfolio to the Global Fund in terms of the Transfer Agreement.

         5.17 SBC Warburg will be entitled without limit or restriction and without the need to obtain any consent, approval, licence or permission of any person to exercise all or any of its rights under the Saga Placing Agreement without having to establish a place of business in South Africa or to carry out any other requirement, save as stated in paragraph 5.19 below.

         5.18 The same applies to S.G. Warburg in relation to the exercise of all or any of its rights under the Omega Placing Agreement.

         5.19 A final judgment obtained against Old Mutual in any jurisdiction outside South Africa will be recognised and enforced in South Africa in accordance with and subject to the principles of South African law applicable to the recognition and enforcement of foreign judgments in civil matters. Very briefly there are four essential requirements that need to be fulfilled. First foreign court must have had international competence to decide the case, as determined by South African legal principles. Second the judgment must be final and conclusive. Third the recognition and enforcement of the judgment must not be against public policy in South Africa, including observance of the rules of natural justice. Fourthly if the Protection of Businesses Act, 1978 (Act 99 of 1978) applies to the judgment the consent of the Minister of Trade and Industry must be obtained. In our opinion it is not certain that this Act would apply to any judgment of a foreign court obtained against Old Mutual to enforce any of its obligations under any of the agreements referred to in paragraphs 2.1(g), 2.1(h), 2.1(i) and 2.1(j) above. But if that Act were to apply and if the consent of the Minister were required we are of the opinion that it is unlikely that his consent would be refused. Moreover if his consent were refused, it might be possible now to challenge the validity of the Act in terms of the new constitution which is the Constitution of the Republic of South Africa Act, 1993 (Act 200 of 1993).


Yours faithfully,

                                   ANNEX C

                   [Form of Bingham, Dana & Gould Opinion]

                                    ANNEX D








November -, 1995

Swiss Bank Corporation
SBC Warburg
1 High Timber Street
London EC4V 3SB

Dear Sirs:

      Re: Old Mutual South Africa Growth Assets Fund Limited ("SAGA Fund")
              Old Mutual Asset Managers (Bermuda) Limited ("OMAM")
               Old Mutual Fund Holdings (Bermuda) Limited ("OMB")
          Old Mutual Global Assets Fund Limited ("Global Assets Fund")
                         all together (the "Companies")
                     Initial Offering of Shares of SAGA Fund

         We have acted a special legal counsel in Bermuda to the Companies in connection with the initial offering of up to 20,000,000 shares (the "Shares") of SAGA Fund at US$50.00 per Share.

         For the purposes of giving this opinion, we have examined the following documents:

         (i) [a draft of] an agreement among Old Mutual South Africa Equity Trust (the "Master Trust"), SAGA Fund, South African Mutual Life Assurance Society ("Old Mutual"), OMAM, OMB and Swiss Bank Corporation dated -, 1995 relating to the placing of up to 20,000,000 shares of US$1.00 each in SAGA Fund (the "Placing Agreement");

         (ii) [a draft of] an agreement among the Master Trust, Old Mutual Equity Growth Assets South Africa Fund ("OMEGA Fund"), Old Mutual, OMAM, OMB and S.G. Warburg & Co. Inc. dated -, 1995 relating to the placing of up to 10,000,000 shares of OMEGA Fund in a United States private placement (the "US Placing Agreement");

         (iii) [a draft of] the Portfolio Transfer and Subscription Agreement among Old Mutual, OMB, OMAM, the Master Trust, OMEGA Fund, SAGA Fund and Global Assets

Page -2-
November -, 1995
Opinion to Swiss Bank Corporation


                Fund dated -, 1995;

         (iv) [a draft of] the Advisory Agreement between OMAM and the Master Trust dated -, 1995;

         (v) [a draft of] the [SAGA Custodian Agreement] between SAGA Fund and State Street Bank and Trust Company dated -, 1995;

         (vi) [a draft of] the SAGA Administrative Services Agreement between SAGA Fund and State Street Cayman Trust Company, Ltd., dated -, 1995; and

         (vii) [a draft of] the Investment Restrictions undertaking among the Master Trust, OMEGA Fund and SAGA Fund dated -, 1995.

         The Placing Agreement, the U.S. Placing Agreement, the Portfolio Transfer and Subscription Agreement, the Advisory Agreement, the [SAGA Custodian Agreement], the SAGA Administrative Agreement and the Investment Restrictions Undertaking are herein sometimes collectively referred to as the "Documents".

         We have also reviewed the memorandum of association and the bye-laws of the Company, minutes of meetings of its directors and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

         We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified), (b) the capacity, power and authority of each of the parties to the Documents, other than the Companies, (c) the due execution and delivery of the Documents by each of the parties thereto, [other than the Companies], (d) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the validity and binding effect under the laws of England [or -, as the case may be] (the "Foreign Laws") of the Documents which are expressed to be subject to such Foreign Laws in accordance with their respective terms, (g) the validity under the Foreign Laws of the submission by the Companies pursuant to the Documents to the non-exclusive jurisdiction of the English courts [or -, as the case may be] (the "Foreign Courts").

         The obligations of the Companies under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be

Page -3-
November -, 1995
Opinion to Swiss Bank Corporation


subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is the nature of a penalty and not in the nature of liquidated damages.

         We have made no investigation of an express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

         On the basis of and subject to the foregoing, we are of the opinion that:

1. The Companies are duly incorporated and existing under the laws of Bermuda.

2. Each Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents to which it is a party. The execution and delivery by each Company of the Documents to which it is a party and the performance by each Company of its obligations thereunder will not violate the memorandum of association or bye-laws of such Company nor any applicable law, regulation, order or decree in Bermuda.

3. Each Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents to which it is a party. [When duly executed and delivered by or on behalf of each Company, the Documents will constitute]/[The Documents to which a Company is a party have been duly executed and delivered by or on behalf of the Company, and constitute] the valid binding obligations of such Company in accordance with the terms thereof.

4. No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents or the allotment or issue of the Shares except such as have been duly obtained in accordance with Bermuda law.

5.       The Documents will not be subject to ad valorem stamp duty in Bermuda.

6. The SAGA Fund has the power under its memorandum of association and bye-laws, and the directors of SAGA Fund are empowered, to allot and issue the Shares without any sanction or consent by the members of the SAGA Fund or any class of them.

Page -4-
November -, 1995
Opinion to Swiss Bank Corporation


7. The choice of the Foreign Laws to govern the Documents is a valid choice of law and the submission therein by each Company which is a party to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon such Company.

8. [With respect to the Placing Agreement, the Investment Restrictions Undertaking and -, such final and conclusive judgment in the superior court of the Foreign Courts against a Company under which a sum of money is payable (not being in respect of multiple damages, or a fine, penalty, tax or other charge of similar nature) would, on registration in accordance with the provisions of The Judgments (Reciprocal Enforcement) Act 1958 be enforceable in the Supreme Court of Bermuda against such Company without the necessity of any retrial of the issues subject of such judgment or any re-examination of the underlying claims; however, where such foreign judgment is expressed in a currency other than Bermuda dollars the registration will involve the conversion of the judgment debt into Bermuda dollars on the basis of the exchange rate prevailing at the date of such judgment as is equivalent to the judgment sum payable. The present policy of the Bermuda Monetary Authority is to give consent for the Bermuda dollar award made by the Supreme Court of Bermuda to be paid in the original judgment currency.]

         [With respect to the Portfolio Transfer and Subscription Agreement and -, the courts of Bermuda would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against a Company which is a party to such agreements based upon such agreements under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of Bermuda, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of Bermuda, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda and (f) the due compliance with the correct procedures under the laws of Bermuda.]

Yours faithfully,
CONYERS, DILL & PEARMAN

                                     ANNEX E

         The following constitutes all of the written information furnished by S.G. Warburg to the OMEGA Fund for inclusion in the Private Placement Memorandum at the date of this Agreement: